Exhibit 99.1
Match Group, Inc. (“Match Group”) is adjusting its presentation of key operating and financial data to provide better insight into the performance of its business. Going forward, we will disclose this data in three geographic areas—Americas, Europe, and APAC and Other.
Additionally, rather than presenting Average Subscribers and Average Revenue per Subscriber (“ARPU”), we will present Payers and Revenue per Payer (“RPP”) (as defined below). Unlike Average Subscribers, which include only users who purchase a subscription, and are counted on a daily basis, Payers include all users from whom we earn revenue (including those who make only à la carte purchases) and are counted as unique users in a given month. Similarly, ARPU is a daily metric and includes Direct Revenue sourced from subscribers only, whereas RPP is a monthly metric and includes all Direct Revenue. We believe that Payers and RPP, which account for non-subscriber users and the associated revenue, will be more useful in evaluating the performance of our business.
We believe presenting Direct Revenue, Payers, and RPP in three geographic regions enables investors to better understand our operating performance and is appropriate given our expanding global footprint. The new metrics also better account for the increasing à la carte revenue as a percentage of total revenue that the company earns and enhance comparability with our peers.
The trended metrics on the following page will be presented on a regular basis going forward, beginning with second quarter 2021 results. For comparability purposes, these metrics are provided quarterly since the beginning of 2019. The supplemental information set forth below is intended to provide further insight into our performance. Supplemental information may not always be included with the regular presentation of our quarterly results.
Please refer to the definitions included below.
Definitions
Americas includes North America, Central America, South America, and the Caribbean islands.
Europe includes continental Europe, the British Isles, Iceland, Greenland, and Russia, but excludes Turkey (which is included in APAC and Other).
APAC and Other includes Asia, Australia, the Pacific islands, the Middle East, and Africa.
Direct Revenue is revenue that is received directly from end users of our services and includes both subscription and à la carte revenue.
Indirect Revenue is revenue that is not received directly from end users of our services, substantially all of which is advertising revenue.
Payers are unique users at a brand level in a given month from whom we earned Direct Revenue. When presented as a quarter-to-date or year-to-date value, Payers represents the average of the monthly values for the respective period presented. At a consolidated level, duplicate Payers may exist when we earn revenue from the same individual at multiple brands in a given month, as we are unable to identify unique individuals across brands in the Match Group portfolio.
Revenue per Payer (RPP) is the average monthly revenue earned from a Payer and is Direct Revenue for a period divided by the Payers in the period, further divided by the number of months in the period.

Trended Metrics

	2019				2020				2021	Year Ended December 31,
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	2019	2020

Revenue (in millions, rounding differences may occur)
Direct Revenue
Americas	$252.5	$267.3	$286.5	$283.9	$281.2	$298.7	$336.8	$331.2	$344.3	$1,090.2	$1,248.0
Europe	131.1	141.6	154.3	157.4	156.5	154.1	181.6	188.0	189.1	584.4	680.1
APAC and Other	70.3	78.4	90.1	93.7	97.1	94.0	109.8	115.7	121.9	332.6	416.6
Total Direct Revenue	454.0	487.3	530.9	535.0	534.8	546.7	628.3	634.9	655.2	2,007.2	2,344.7
Indirect Revenue	10.7	10.7	10.5	12.2	9.8	8.7	11.5	16.5	12.4	44.1	46.5
Total Revenue	$464.6	$498.0	$541.5	$547.2	$544.6	$555.5	$639.8	$651.4	$667.6	$2,051.3	$2,391.3

Payers (in thousands)
Americas	5,919	6,255	6,601	6,709	6,691	6,836	7,455	7,469	7,595	6,371	7,113
Europe	3,267	3,482	3,747	3,896	3,899	3,830	4,154	4,229	4,255	3,598	4,028
APAC and Other	1,711	1,875	2,060	2,317	2,417	2,339	2,417	2,463	2,567	1,991	2,409
Total Payers	10,897	11,612	12,408	12,922	13,007	13,005	14,026	14,161	14,417	11,960	13,550

RPP
Americas	$14.22	$14.24	$14.47	$14.10	$14.01	$14.56	$15.06	$14.78	$15.11	$14.26	$14.62
Europe	$13.38	$13.55	$13.73	$13.46	$13.38	$13.41	$14.57	$14.81	$14.81	$13.54	$14.07
APAC and Other	$13.70	$13.94	$14.58	$13.48	$13.39	$13.40	$15.15	$15.66	$15.83	$13.92	$14.41
Total RPP	$13.89	$13.99	$14.26	$13.80	$13.71	$14.01	$14.93	$14.95	$15.15	$13.99	$14.42
Note: In the table above, and in the Supplemental Information that follows, our ability to eliminate duplicate Payers at a brand level for periods prior to Q2 2020 is impacted by data privacy requirements which require that we anonymize data after 12 months, therefore Payer data for those periods is likely overstated. Additionally, as Payers is a component of the RPP calculation, RPP is likely commensurately understated for these same periods due to these data privacy limitations.

Supplemental Information

	2019				2020				2021	Year Ended December 31,
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	2019		2020

Payers (in thousands)
Tinder	6,305	7,025	7,643	8,155	8,281	8,175	8,755	8,912	9,143	7,282		8,531
All Other Brands	4,592	4,587	4,765	4,767	4,726	4,830	5,271	5,249	5,274	4,678		5,019
Total Payers	10,897	11,612	12,408	12,922	13,007	13,005	14,026	14,161	14,417	11,960		13,550

Revenue per Payer (RPP)
Tinder	$12.77	$13.09	$13.70	$13.10	$12.78	$12.88	$13.74	$13.51	$13.61	$13.18		$13.24
All Other Brands	$15.42	$15.37	$15.16	$15.00	$15.33	$15.94	$16.91	$17.38	$17.81	$15.23	22.48	$16.43
Total RPP	$13.89	$13.99	$14.26	$13.80	$13.71	$14.01	$14.93	$14.95	$15.15	$13.99		$14.42

Average Subscribers (in thousands)
Tinder	4,730	5,233	5,670	5,890	6,033	6,161	6,579	6,711	6,915	5,385		6,373
All Other Brands	3,883	3,847	3,942	3,919	3,881	3,902	4,217	4,228	4,194	3,898		4,057
Total Average Subscribers	8,613	9,080	9,612	9,809	9,914	10,063	10,796	10,939	11,109	9,283		10,430

ARPU
Tinder	$0.55	$0.57	$0.59	$0.58	$0.57	$0.56	$0.59	$0.57	$0.59	$0.58		$0.57
All Other Brands	$0.61	$0.63	$0.59	$0.59	$0.61	$0.63	$0.67	$0.68	$0.72	$0.60		$0.65
Total ARPU	$0.58	$0.58	$0.59	$0.59	$0.59	$0.58	$0.62	$0.62	$0.64	$0.58		$0.60
Definitions of previous metrics
Subscribers are users who purchase a subscription to one of our services. Users who purchase only à la carte features are not included in Subscribers.
Average Subscribers is the number of Subscribers at the end of each day in the relevant measurement period divided by the number of calendar days in that period.
Average Revenue per Subscriber (“ARPU”) is Direct Revenue from Subscribers in the relevant measurement period (whether in the form of subscription or à la carte) divided by the Average Subscribers in such period and further divided by the number of calendar days in such period. Direct Revenue from users who are not Subscribers and have purchased only à la carte features is not included in ARPU.